                                                                    Exhibit 12.1

                             Chittenden Corporation
                    Computation of Earnings to Fixed Charges
                                  ($ in 000's)

                                                     Three months
                                                         ended                          Year ended December 31,
                                                    ----------------  ----------------------------------------------------------
                                                     March 31, 2002       2001        2000       1999         1998       1997
                                                     --------------       ----        ----       ----         ----       ----
Earnings before income taxes (1)                          22,553        90,237      87,553     85,051       79,618     72,637
Fixed charges, excluding interest on deposits                663         3,146      13,644      6,888        8,691      9,326
Fixed charges, including interest on deposits             16,726        96,192     121,030    113,252      126,199    115,462
Adjusted earnings, excluding interest on deposits         23,216        93,383     101,197     91,939       88,309     81,963
Adjusted earnings, including interest on deposits         39,279       186,429     208,583    198,303      205,817    188,099

Fixed Charges:
Total interest expense                                    16,726        96,192     121,030    113,252      126,199    115,462
Interest on deposits                                      16,063        93,046     107,386    106,364      117,508    106,136
Fixed Charges, excluding interest on deposits                663         3,146      13,644      6,888        8,691      9,326
Fixed Charges, including interest on deposits             16,726        96,192     121,030    113,252      126,199    115,462

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits                             35.02         29.68        7.42      13.35        10.16       8.79
Including interest on deposits                              2.35          1.94        1.72       1.75         1.63       1.63

(1) Amounts shown for 2000 and 1999 are operating and exclude special charges related to the acquisition of Vermont Financial Services Corp. of $833,000 and $58,472,000, respectively